333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994

Freeport-McMoRan Copper & Gold Inc.
Announces Redemption of its 8.375% Senior Notes due 2017

PHOENIX, AZ, February 13, 2012 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has issued a notice to redeem all of its outstanding 8.375% Senior Notes due 2017 (“Notes”) on March 14, 2012.
Approximately $3.0 billion aggregate principal amount of Notes is currently outstanding. FCX plans to use proceeds from its $3.0 billion senior notes offering completed earlier today, plus cash on hand to fund the redemption of the Notes. Annual interest cost savings associated with the refinancing will total approximately $160 million.

Holders of record will receive the principal amount together with the applicable premium plus accrued and unpaid interest from October 1, 2011 to but excluding the redemption date. The Notes bear interest at 8.375% per annum. FCX expects to record an approximate $147 million charge to net income in the first quarter of 2012 in connection with the redemption. The Bank of New York Mellon Trust Company, N.A., as trustee, has distributed to the registered note holder written notice of the terms of the redemption.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world's largest producer of molybdenum.

The company's portfolio of assets includes the Grasberg minerals district in Indonesia, the world's largest copper and gold mine in terms of recoverable reserves; significant mining operations in the Americas, including the large scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the Democratic Republic of Congo.   Additional information about FCX is available on FCX's website at “www.fcx.com.”

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